                                 Exhibit 10.2









                         AGREEMENT AND PLAN OF MERGER
                              AND REORGANIZATION


                                 BY AND AMONG


                COL ACQUISITION CORP., COUPONS ONLINE, L.L.C.,
             CRAIG W. BARNETT, MARK D. BRAUNSTEIN, KAREN REISNER,
            RAM REDDY, JODI JAMIESON, JAMES HORGAN, LARRY BARNETT,
BARRY BRAVERMAN, DIVERSIFIED EQUITIES AND MANAGEMENT II
                   t/a DEM II, GEORGE GORDON, MANUEL GORDON,
LORRAINE MARTIN, JEFFREY SILVERSTEIN, DR. ROBERT C. GORDON,
                 RENEE GORDON, NORMAN BATANSKY, TOBY BATANSKY,
                  ALAN KLEBAN FAMILY TRUST, BRUCE MALINOWSKI
                         AND MUZAK LIMITED PARTNERSHIP








                        DATED AS OF SEPTEMBER 12, 1996

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----

ARTICLE 1.............................................................................-2-
The Merger............................................................................-2-
         1.1      The Merger..........................................................-2-
         1.2      Effective Time......................................................-2-
         1.3      Effect of the Merger................................................-2-
         1.4      Certificate of Incorporation; By-Laws; Operating Agreement..........-2-
         1.5      Directors and Officers..............................................-3-
         1.6      Effect on Securities................................................-3-
         1.7      Taking of Necessary Action; Further Action..........................-6-
         1.8      Material Adverse Effect; Ordinary Course of Business................-6-
         1.9      Tax Consequences....................................................-7-

ARTICLE 2.............................................................................-7-

Representations and Warranties of COL and the Active Holders..........................-7-

ARTICLE 3.............................................................................-7-

Representations and Warranties of the Holders.........................................-7-

ARTICLE 4.............................................................................-7-

Representations and Warranties of Company.............................................-7-

ARTICLE 5.............................................................................-8-

Conduct of Business Pending the Merger................................................-8-
         5.1      Conduct of Business by COL Pending the Merger.......................-8-
         5.2      No Solicitation or Transfer of Interests...........................-10-
         5.3      No Transfer of Holder Rights.......................................-10-
         5.4      Conduct of Business by the Company Pending the Merger..............-10-

ARTICLE 6............................................................................-11-

Additional Covenants.................................................................-11-
         6.1      Registration Under the Securities Act..............................-11-
         6.2      Access to Information..............................................-14-

                                      (i)

         6.3      Consents; Approvals................................................-15-
         6.4      Notification of Certain Matters....................................-15-
         6.5      Further Action.....................................................-15-
         6.6      Public Announcements...............................................-15-
         6.7      Conveyance Taxes...................................................-15-

ARTICLE 7............................................................................-16-

Conditions to the Merger.............................................................-16-
         7.1      Conditions to Obligation of Each Party to Effect the Merger........-16-
         7.2      Additional Conditions to Obligations of the Company................-16-
         7.3      Additional Conditions to Obligation of COL and the Holders.........-18-

ARTICLE 8............................................................................-19-

Termination..........................................................................-19-
         8.1      Termination........................................................-19-
         8.2      Effect of Termination..............................................-20-
         8.3      Fees and Expenses..................................................-20-

ARTICLE 9............................................................................-21-

Survival of Representations and Warranties; Indemnification..........................-21-
         9.1      Survival...........................................................-21-
         9.2      Indemnification....................................................-21-
         9.3      Conditions of Indemnification for Third Party Claims...............-22-
         9.4      Payment of Claims..................................................-23-
         9.5      Set-Off............................................................-23-
         9.6      Loan and Security Agreement........................................-24-

ARTICLE 10...........................................................................-24-

General Provisions...................................................................-24-
         10.1     Disclosure Schedules...............................................-24-
         10.2     Notices............................................................-24-
         10.3     Certain Definitions................................................-25-
         10.4     Amendment..........................................................-25-
         10.5     Waiver.............................................................-26-
         10.6     Headings...........................................................-26-
         10.7     Severability.......................................................-26-
         10.8     Entire Agreement...................................................-26-
         10.9     No Assignment......................................................-26-
         10.10    Parties In Interest................................................-26-


                                     (ii)



         10.11    Failure or Indulgence Not Waiver; Remedies Cumulative..............-27-
         10.12    GOVERNING LAW......................................................-27-
         10.13    Counterparts.......................................................-27-
         10.14    Joint Participation................................................-27-
         10.15    No Tax Advice......................................................-27-
         10.16    Exhibits and Schedules.............................................-27-
         10.17    WAIVER OF JURY TRIAL...............................................-28-



                                     (iii)

                         AGREEMENT AND PLAN OF MERGER
                              AND REORGANIZATION

          Agreement and Plan of Merger and Reorganization, dated as of September 12, 1996 (this "Agreement"), by and among COL Acquisition Corp., a Delaware corporation (the "Company"), Coupons Online, L.L.C., a New Jersey limited liability company ("COL"), Craig W. Barnett ("C. Barnett"), Mark D. Braunstein ("Braunstein"), Karen Reisner ("Reisner"), Ram Reddy ("Reddy"), Jodi Jamieson ("Jamieson"), James Horgan ("Horgan"), Larry Barnett ("L. Barnett"), Barry Braverman ("Braverman"), Diversified Equities and Management II t/a DEM II ("DEM"), George Gordon ("G. Gordon"), Manuel Gordon ("M. Gordon"), Lorraine Martin ("Martin"), Jeffrey Silverstein ("Silverstein"), Dr. Robert C. Gordon ("Dr. Gordon"), Renee Gordon ("R. Gordon"), Norman Batansky ("N. Batansky"), Toby Batansky ("T. Batansky"), Alan Kleban Family Trust ("Trust"), Bruce Malinowski ("Malinowski") and Muzak Limited Partnership ("Muzak") (collectively, the "Holders").

          C. Barnett and Braunstein are sometimes collectively referred to as the "Active Holders". Reisner, Reddy, Jamieson, Horgan, L. Barnett, Braverman, DEM, G. Gordon, M. Gordon, Martin, Silverstein, Dr. Gordon, R. Gordon, N. Batansky, T. Batansky, Trust, Malinowski and Muzak are sometimes collectively referred to as the "Passive Holders". DEM, G. Gordon, M. Gordon, Martin, Silverstein, Dr. Gordon, R. Gordon, N. Batansky, T. Batansky and Trust are sometimes collectively referred to as the "Gordon Group". The Active Holders, the Gordon Group, Reisner, Reddy, Jamieson, Horgan, L. Barnett and Braverman are sometimes collectively referred to as the "Interest Holders".


                                  WITNESSETH:

          WHEREAS, the Board of Directors of the Company and the Board of Managers of COL have each determined that it is advisable and in the best interests of their respective stockholders and members for COL to be acquired by the Company pursuant to the merger (the "Merger") of COL with and into the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance thereof, the Board of Directors of the Company and the Board of Managers and members of COL have each approved the Merger in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the New Jersey Limited Liability Company Act ("New Jersey Law") and upon the terms and subject to the conditions set forth herein; and

          WHEREAS, pursuant to the Merger, the Holders will receive the Merger Consideration (as defined in Section 1.6(d) hereof), in exchange for (i) all of the issued and outstanding membership interests of COL, (ii) the termination of any and all agreements among COL and the Holders and (iii) the release of any and all pre-existing rights, claims, causes of actions and suits which the Holders have or may have against COL, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, COL and each of the Holders hereby agree as follows:

                                  ARTICLE 1.

                                  The Merger

          Section 1.1      The Merger.
                           -----------

                 (a) Effective Time. At the Effective Time (as defined in
Section 1.2), and subject to and upon the terms and conditions of this Agreement, New Jersey Law and Delaware Law, respectively, COL shall be merged with and into the Company, the separate existence of COL shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

                 (b) Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 7 hereof, the closing of the transactions contemplated hereby will take place upon the earlier of (i) the satisfaction or waiver of the conditions set forth in Article 7 hereof and (ii) September 18, 1996, at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 1401 Walnut Street, Philadelphia, Pennsylvania 19102, or such other date, time or place as is agreed to in writing by the Company and COL (the date of the closing of the transactions contemplated hereby is hereinafter referred to as the "Closing Time").

          Section 1.2 Effective Time. As promptly as practicable after the Closing Time, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger"), together with any required certificates, with the Secretary of State of the State of New Jersey and the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of New Jersey Law and Delaware Law, respectively (the time of such filing being the "Effective Time").

          Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of New Jersey Law and Delaware Law, respectively. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of COL and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of COL and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.4      Certificate of Incorporation; By-Laws; Operating
                           Agreement.
                           ------------------------------------------------

                 (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Closing Time, shall be the

Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time to read as follows: "FIRST" The name of the corporation is "Coupons Online, Inc." (or such other name as is selected by the Surviving Corporation).

                 (b) By-Laws. At the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Closing Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

                 (c) Operating Agreement. At the Effective Time, the Operating Agreement (as defined in Section 1.6(a) hereof) and all obligations and rights thereunder shall be terminated and shall no longer be of any force or effect.

                 (d) Investors Agreement. At the Effective Time, that certain Investors Agreement by and among COL and the Gordon Group and all obligations and rights thereunder shall be terminated and shall no longer be of any force or effect.

          Section 1.5 Directors and Officers. As soon as reasonably practicable following the Effective Time, the sole director of the Company shall cause (i) the three (3) individuals to be identified by American Maple Leaf Financial Corporation, Michael A. Clark and C. Barnett (with Braunstein having the right to attend all meetings of the Board of Directors so long as
C. Barnett shall be a director of the Surviving Corporation) to be elected to and constitute the entire Board of Directors of the Surviving Corporation and
(ii) Michael A. Clark and such other executive officers of the Surviving Corporation as are identified by Mr. Clark to be appointed to their respective positions, in each case until their respective successors are duly elected or appointed and qualified. Mr. Clark and C. Barnett shall be elected to serve as Class B Directors of the Surviving Corporation in accordance with the Surviving Corporation's Bylaws.

          Section 1.6 Effect on Securities. Subject to the terms and conditions contained herein, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, COL or any of the Holders:

                 (a) Conversion of Securities. All of the Interests (as defined in the Operating Agreement for COL dated December 1994 by and among COL and the Interest Holders (the "Operating Agreement")) of COL shall be canceled.

                 (b) Termination of Agreements. Any and all agreements among COL and any of the Holders (the "Holder Agreements") shall be terminated.

                 (c) Release of Claims. Except for the obligations of COL set forth on Schedule 1.6(c) attached hereto, which claims shall survive the consummation of the Merger (collectively, the

"Surviving Claims"), any and all pre-existing rights, claims, causes of actions and suits which any of the Holders then have or may have against COL (the "Holder Claims" (which term specifically excludes the Surviving Claims) and together with the Holder Agreements, the "Holder Rights") shall be released.

                 (d) Merger Consideration. In exchange for the consideration set forth in clauses (a), (b) and (c) of this Section 1.6, the Holders shall receive, in the aggregate, 2,474,000 shares of validly issued, fully paid and nonassessable shares of common stock of the Company, $.01 par value per share (the "Common Stock"). No fraction of a share of Common Stock shall be issued hereunder and no cash shall be issued in lieu of any such fractional shares which would otherwise be issuable thereof. The Common Stock issuable under this Section 1.6(d) is referred to herein as the "Merger Consideration".

                            The shares of Common Stock issued as Merger
Consideration, except (i) for all the shares of Common Stock issued to the Gordon Group (the "Gordon Shares") and (ii) 57,000 of the shares of Common Stock issued to Braverman (the "Unrestricted Braverman Shares"), may not be sold, transferred or otherwise disposed of by any or all of the Holders until the Second Anniversary of the Effective Time (the "Transfer Restriction"). Notwithstanding the foregoing, the restrictions contained herein shall in no way restrict or limit such Holder's ability to (a) transfer shares of Common Stock to (1) another Holder, (2) his immediate family members or (3) a trust or trusts for the benefit of his immediate family members for estate planning purposes or (b) pledge shares of Common Stock to a bona fide reputable financial institution as security for debt incurred by such Holder (all transferees permitted by clause (a) and (b) are referred to herein as "Permitted Transferees"); provided, however, that such Holder and such Permitted Transferees shall (i) be bound by the Transfer Restriction and (ii) execute, prior to any such transfer to such Permitted Transferee, such documents as may be reasonably requested by the Company to evidence and affirm its obligations hereunder (each of such permitted transfers shall hereinafter be referred to as a "Permissible Transfer").

                            The Gordon Shares may not be sold, transferred or
otherwise disposed of by any or all of the Holders constituting the Gordon Group except (i) in connection with a Permissible Transfer or (ii) in accordance with the following provisions: (x) 25% of such Shares on the first anniversary of the Effective Date; (y) 25% of such Shares on the eighteenth month anniversary of the Effective Date; and (z) the balance of such Shares on the second anniversary of the Effective Date.

                            The Unrestricted Braverman Shares may not be sold,
transferred or otherwise disposed of by Braverman except (i) in connection with a Permissible Transfer or (ii) in accordance with the following provisions: (x) 25% of such Shares on the first anniversary of the Effective Date; (y) 25% of such Shares on the eighteenth month anniversary of the Effective Date; and (z) the balance of such Shares on the second anniversary of the Effective Date.

                 (e) The certificates for all shares of Common Stock issued as Merger
                                      -4-

Consideration will be issued with a restrictive legend setting forth or otherwise indicating the restrictions on transfer set forth in clause (d) of this Section 1.6. Immediately upon the Effective Time, (i) all Interests of COL shall automatically be canceled and all rights of holders of such Interests with respect thereto shall cease and be extinguished, (ii) all Holder Agreements shall be terminated and (iii) all Holder Claims shall be waived. The Merger Consideration shall be allocated among the Holders as set forth in Exhibit A attached hereto. By accepting a certificate for shares of Common Stock representing such Merger Consideration, a Holder shall knowingly and willingly remise, waive, release and forever discharge COL and its successors, including the Company, and their respective members, managers, shareholders, directors, officers, employees, agents, affiliates, and assigns (collectively, the "Releasees") of and from any and all manner of actions and causes of action, debts, agreements, claims and demands whatsoever (collectively, "Claims") which such Holder, his heirs, executors, administrators or assigns has, had or may hereafter have against the Releasees or any of them from or by reason of any cause, matter or thing whatsoever from the beginning of time to the Effective Time, including, without in any way limiting the generality of the foregoing (but specifically excluding the Surviving Claims), (i) any and all matters relating to his status as a member of COL; (ii) any and all matters relating to his employment, if any, by COL and the termination thereof; (iii) any and all claims under any federal, state or local law; (iv) any common law claims now or hereafter recognized and (v) all claims for counsel fees and costs. By accepting such Merger Consideration, except in connection with the Surviving Claims, Holder shall also be deemed to agree that neither he nor any person, organization, or other entity acting on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed any action, suit or proceeding against any of the Releasees involving any matter occurring at any time in the past up to the Effective Time or involving any continuing effects of any acts or practices which may have arisen or occurred prior to the Effective Time.

                 (f) Capital Stock of the Company. Each share of Common Stock, and all rights, options and warrants to purchase Common Stock ("Stock Purchase Rights") of the Company issued and outstanding immediately prior to the Effective Time shall become shares and Stock Purchase Rights of the Surviving Corporation after the Merger and together with all the shares of Common Stock issuable as Merger Consideration hereunder shall at the Effective Time constitute all of the issued and outstanding shares and Stock Purchase Rights of the Surviving Corporation. Each stock certificate or agreement of the Company evidencing ownership of any such shares and Stock Purchase Rights shall continue to evidence ownership of such shares and Stock Purchase Rights of the Surviving Corporation.

                 (g) Adjustments to Merger Consideration. In the event the Company shall effect any stock split, reverse split, stock dividend (including any dividend or other similar distribution of securities convertible into Common Stock), reorganization, recapitalization or other like change with respect to Common Stock after the date hereof and prior to the Effective Time, the number of shares of Common Stock issuable as Merger Consideration hereunder shall be adjusted to reflect fully such split, dividend, reorganization, recapitalization or change.

                 (h) Delivery of Certificates. At the Effective Time, the Company will cause to be delivered to each Holder (in accordance with clauses (a) through (e) of this Section 1.6 and Exhibit A attached hereto) certificate or certificates, appropriately registered in the name of the holder, representing the shares of Common Stock issuable as Merger Consideration hereunder.

                 (i) Withholding Rights. The Company shall be entitled to receive from each Holder, prior to the payment of the Merger Consideration, an amount in cash equal to the amount which the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local, provincial or foreign tax law.

                 (j) The Merger Consideration delivered upon the surrender for exchange of Interests and termination and/or waiver of Holder Rights in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Interests and/or Holder Rights, as the case may be.

          Section 1.7 Taking of Necessary Action; Further Action. Each of the Company, COL and each of the Holders in good faith will take, and will cause any other persons who are or become holders of Interests or other rights against the Company at or prior to the Effective Time to take, all such commercially reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of COL and the Company, the officers, managers and directors of COL and the Company, respectively, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary actions.

          Section 1.8 Material Adverse Effect; Ordinary Course of Business. When used herein or in any Exhibit, Annex or Schedule hereto in connection with COL or the Company, as the case may be, the term "Material Adverse Effect", or any derivation thereof, means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, prospects or results of operations of COL or the Company, as the case may be, in each case taken as a whole.

          When used in connection with either COL or the Company, as the case may be, the term "ordinary course of business", or derivations thereof, means the normal conduct of business consistent with past practice except that no action which is contrary to law, order, rule or regulation or otherwise contrary to commercial reasonableness shall be considered to be in the ordinary course of business.

          Section 1.9 Tax Consequences. It is intended by the parties hereto that the Merger be part of a series of transactions which, together, will be treated as a transaction in which no gain or loss is recognized pursuant to
Section 351 of the Code. The parties hereto agree to report the Merger consistent with such treatment for income tax purposes.

                                  ARTICLE 2.

         Representations and Warranties of COL and the Active Holders

          COL and each Active Holder hereby, jointly and severally, represents and warrants to the Company (which representations and warranties shall be true and correct on the date hereof and at the Effective Time) as to each of the matters set forth in Annex I hereto.

          In addition, COL hereby represents and warrants to Muzak (which representation and warranty shall be true and correct on the date hereof and at the Effective Time) that, to the best of COL's knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened against COL or any properties or rights of COL, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which claims, actions, suits, proceedings or investigations are reasonably likely to be asserted or commenced against Muzak or any of its assets or properties. Notwithstanding anything to the contrary contained herein, in the event that the representation and warranty set forth in the preceding sentence is determined (by a court of competent jurisdiction) to have been untrue as of the date hereof or at the Effective Time, then Muzak's remission, waiver, release and discharge of the Claims set forth in Section 1.6(e) hereof shall be of no force and effect.

                                  ARTICLE 3.

                 Representations and Warranties of the Holders

          Each Holder, with respect to such Holder only, hereby represents and warrants to the Company (which representations and warranties shall be true and correct as of the date hereof and at the Effective Time) as to each of the matters set forth in Annex II hereto.

                                  ARTICLE 4.

                   Representations and Warranties of Company

          The Company represents and warrants to COL and to each Holder (which representations and warranties shall be true and correct on the date hereof and at the Effective Time) as to each of the matters set forth in Annex III hereto.

                                  ARTICLE 5.

                    Conduct of Business Pending the Merger

          Section 5.1 Conduct of Business by COL Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, COL covenants and agrees that, unless the Company shall otherwise agree in writing, COL shall conduct its business only in, and COL shall not take any action except in, the ordinary course of business; and COL shall use reasonable commercial efforts to (i) preserve substantially intact its business organization, (ii) pay its trade payables and other liabilities in accordance with their terms as they became due, (iii) collect its receivables and other claims in full in accordance with their terms, as they become due, (iv) keep available the services of each of its present officers, employees and consultants, (v) take all reasonable actions in the ordinary course of business necessary to prevent the loss, cancellation, abandonment forfeiture or expiration of any COL Intellectual Property, and (vi) preserve each of its present relationships with customers, suppliers and other persons with which COL has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, COL shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

                 (a) amend or otherwise change its Articles of Formation or the Operating Agreement;

                 (b) issue, transfer, pledge, dispose of or encumber, or authorize the transfer, pledge, disposition or encumbrance of, any Interests;

                 (c) sell, lease, assign, transfer, pledge, dispose of or encumber any of its assets (whether real, personal or intellectual property) (except for (i) sales of assets in the ordinary course of business; and (ii) dispositions of obsolete or worthless assets).

                 (d) [Intentionally Omitted];

                 (e) sell, transfer, license, sublicense or otherwise dispose of any COL Intellectual Property Rights, or amend or modify any existing agreements with respect to COL Intellectual Property Rights or Third Party Intellectual Property Rights, other than nonexclusive licenses in the ordinary course of business;

                 (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or representing the deferred purchase price of any property or assets or issue debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person (except for the endorsement of commercial paper for deposit or collection in the ordinary course of business) or make any loans or advances to or investments in any person; (iii) create, incur, assume or suffer to exist, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind or nature upon its property or assets, income or profits, whether now owned or hereafter acquired, other than "Permitted Liens" (as defined in that certain Loan and Security Agreement dated as of June 14, 1996 by and between VDC Corporation and COL (the "VDC Loan Agreement")); (iv) assume, guarantee, endorse or otherwise in anyway be or become responsible or liable for, directly or indirectly, any contingent obligation; (v) enter into or amend any contract or agreement other than in the ordinary course of business; (vi) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000 for COL, taken as a whole; (vii) enter into any agreement or become liable under any agreement for the lease, hire or use of any real or personal property; or
(viii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(f);

                 (g) increase the compensation payable or to become payable to any of their officers or employees (except for such increases as may be set forth in the employment agreements and/or consulting agreements to be entered into upon consummation of the Merger) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of COL, or establish, adopt or enter into any Employee Plan;

                 (h) take any action, other than as required by GAAP, to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

                 (i) make any material Tax election inconsistent with past practices or settle or compromise any material, federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any Tax, except to the extent the amount of any such settlement has been reserved for on the Balance Sheet of COL;

                 (j) pay, discharge or satisfy any principal of any debt prior to its scheduled maturity for borrowed money or for the deferred purchase price of property or services, except at the stated maturity of such debt or as required by mandatory prepayment provisions relating thereto; or amend any provision pertaining to the subordination or the terms of payment of any debt;

                 (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) except for (i) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the Balance Sheet of COL or incurred in the ordinary course of business, (ii) the Loan (as such term is defined in the VDC Loan Agreement), (iii) reasonable attorneys' fees and expenses incurred in the ordinary course of business, and
(iv) Indebtedness secured by Permitted Liens (as each such term is defined in the VDC Loan Agreement);

                 (l) liquidate or dissolve itself (or suffer any liquidation or dissolution); or

                 (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (l) above, or any action which would make any of the representations or warranties contained in Article 2 or Article 3 of this Agreement untrue or incorrect or prevent COL from performing or cause COL not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

          Section 5.2      No Solicitation or Transfer of Interests.
                           -----------------------------------------

                 (a) COL and each Holder agrees that neither it nor any of their respective officers, managers, or directors shall, and COL and each Interest Holder shall direct and use their best efforts to cause the employees, agents, directors and representatives of COL and of each Interest Holder (including, without limitation, any attorney or accountant retained by any of them) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposals or offers (including, without limitation, any proposals or offers to members of COL) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, COL or a change of the managers of COL (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

                 (b) COL and each Holder (to the extent such Holder is aware of such Acquisition Proposal) shall immediately notify the Company after receipt of any Acquisition Proposal or any request for information relating to COL in connection with an Acquisition Proposal or for access to the properties, books or records of COL by any person or entity that informs COL or such Holder that it is considering making, or has made, an Acquisition Proposal. Such notice to the Company shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                 (c) COL shall ensure that its officers, managers and employees, and COL and each Interest Holder shall ensure that its or his advisors and representatives are aware of the restrictions described in this Section, and shall be responsible for any breach of this Section 5.2 by such officers, managers, employees, advisors or representatives.

                 (d) No Interest Holder shall transfer, pledge or otherwise dispose of any or all of his Interests or any rights therein prior to the Effective Time or earlier termination of this Agreement.

          Section 5.3 No Transfer of Holder Rights. No Holder shall transfer, pledge or otherwise dispose of any or all of his Holder Rights prior to the Effective Time or earlier termination of this Agreement.

          Section 5.4 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless COL shall otherwise agree in writing, other than actions taken by the Company in contemplation of the Merger, the Company shall not directly or indirectly do, or propose to take or agree in writing or otherwise to take any action which would prevent the Company from performing or cause the Company not to perform its obligations hereunder.

                                  ARTICLE 6.

                             Additional Covenants

          Section 6.1      Registration Under the Securities Act.
                           --------------------------------------

                 (a) The Company shall use its best efforts to file, as promptly as practicable after the Effective Time, and to cause to become effective as soon thereafter as is reasonably practicable, a registration statement on Form SB-2 (together with all supplements and amendments thereto, the "Registration Statement") with the SEC covering the public resale of the Gordon Shares and Unrestricted Braverman Shares.

                 (b) The Company shall pay all Registration Expenses (as defined below) in connection with the registration contemplated by this
Section 6.1. Each selling shareholder shall pay all underwriting and selling discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such shareholder's shares of Common Stock pursuant to the Registration Statement. For purposes of this Agreement, "Registration Expenses" shall mean any and all expenses incurred by the Company incident to the performance of or compliance by the Company with this Section 6.1, including all SEC, stock exchange or NASD registration and filing fees, all fees and expenses incurred in connection with compliance with state securities or "blue sky" laws (including reasonable fees and disbursements of the Company's counsel), all fees and expenses incurred in connection with the preparation and printing of the Registration Statement and the related prospectus and the fees and disbursements of the Company's counsel and independent public accountants, but excluding fees of counsel to the selling shareholders and underwriting and selling discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such selling shareholders' shares of Common Stock pursuant to the Registration Statement.

                 (c) In connection with the obligations of the Company under this Section 6.1, the Company shall:

                         (i)        prepare and file with the SEC such
amendments and post-effective amendments to the Registration Statement as may be necessary to (x) keep such Registration Statement effective for the applicable period under this Agreement and (y) cause each prospectus included as part of such Registration Statement (a "Prospectus") to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act and (z) keep each Prospectus current during the period described under Section 4(3) and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the securities covered by such Prospectus;

                         (ii) furnish to each selling shareholder, without
charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such selling shareholder may reasonably request, in order to facilitate the public sale or other disposition of the Common Stock covered by the Registration Statement;

                         (iii) use its reasonable best efforts to register or
qualify the Common Stock covered by the Registration Statement under all applicable Blue Sky Laws of such jurisdictions as any selling shareholder with Common Stock covered by the Registration Statement shall reasonably request in writing by the time the Registration Statement is declared effective by the SEC; provided, however, that the Company shall not be required to (x) qualify as a foreign entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.1(c)(iii),
(y) file any general consent to service of process or (z) subject itself to taxation in any such jurisdiction if it is not so subject.

                         (iv) notify each selling shareholder (v) when the
Registration Statement has become effective and when any post-effective amendments and supplements thereto have been filed and become effective, (w) of any request by the SEC or any state securities authority for amendments and supplements to the Registration Statement and related Prospectus or for additional information after the Registration Statement has become effective,
(x) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (y) of the happening of any event which makes any statement made in the Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in the Registration statement or Prospectus in order to make the statements therein not misleading and (z) of any determination by the Company that a post-effective amendment to the Registration Statement would be appropriate;

                         (v) make every reasonable effort to obtain the
withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment and provide prompt notice to each selling shareholder of the withdrawal of any such order;

                 (d) The Company may require each selling shareholder to furnish to the Company such information regarding the selling shareholder and the proposed distribution by such selling shareholder of Common Stock covered by the Registration Statement as the Company may from time to time reasonably request in writing. Each such selling shareholder shall provide the Company with any such information within five business days after such information is requested and shall provide to the Company, within five business days after such selling shareholder receives a draft of the Registration Statement or amendment thereto in which such information is included, comments on such Registration Statement or amendment thereto. The Company agrees to supplement or amend the Registration statement, if required by the rules, regulations or instructions applicable to the Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registration or if reasonably requested by a selling shareholder with respect to information relating to such selling shareholder in order to accurately reflect information regarding such selling shareholder or such selling shareholder's plan of distribution as required by the Registration Statement, and to use its best efforts to cause any such amendment to become effective and such Registration Statement to become usable as soon as thereafter practicable. The Company agrees to furnish to the selling shareholders copies of any such supplement or amendment promptly after its being made available for use or filed with the SEC.

                 (e) Each selling shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 6.1(c)(iv)(x)(y) or (z) hereof, such selling shareholder will forthwith discontinue disposition of Common Stock pursuant to the Registration Statement until such selling shareholder's receipt of the copies of the supplemented or amended Prospectus and, if so directed by the Company, such selling shareholder will deliver to the Company (at its expense) all copies in its possession, other than permanent file copies then in such selling shareholder's possession, of the Prospectus current at the time of receipt of such notice.

                 (f) (i) The Company agrees to indemnify and hold harmless, each selling shareholder from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any legal or other expenses reasonably incurred by such selling shareholder in connection with defending or investigating any such action or claim) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with information relating to any selling shareholder furnished to the Company by a selling shareholder for use therein; provided, however, that the indemnification provided for in this paragraph shall not inure to the benefit of any selling shareholder with respect to any sale or disposition of Common Stock by such selling shareholder in violation of Section 1.6.

                           (ii)     Each Holder comprising the Gordon Group and
Braverman (collectively, the "Indemnifying Holders") agrees, severally and not jointly, to indemnify and hold harmless the Company, each other selling shareholder, each director and officer of the Company and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or is under common control with or is controlled by the Company to the same extent as the foregoing indemnity from the Company to the selling shareholders with respect to any and all information provided by such Indemnifying Holder to the Company for use or inclusion in the Registration Statement.

                           (iii) If any action, suit or proceeding shall be
instituted involving any person in respect of which such person is entitled to indemnity pursuant to either paragraph (i) or (ii) above, such person (the "indemnified party") shall promptly notify the parties against whom indemnification is being sought (each an "indemnifying party") and such indemnifying parties shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. Such indemnified party shall have the right to select its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (x) the indemnifying parties have agreed in writing to pay such fees and expenses, (y) the indemnifying parties shall have failed to assume the defense and employ counsel on a timely basis or (z) the named parties to any such action, suit, or proceeding (including any impleaded parties) include both such indemnifying parties and such indemnified party and such indemnified party shall have been reasonably advised by its counsel that representation of such indemnified party and any indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed due to actual or potential differing interests between them (in which case the indemnifying parties shall not have the right to assume the defense of such action, suit or proceeding on behalf of the indemnified party)). It is understood, however, that the indemnifying parties shall, in connection with any one such action, suit or proceeding, or substantially similar action, suit or proceeding or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all of the indemnified parties. The indemnifying parties shall not be liable for any settlement of any action, suit or proceeding effected without their written consent, but if settled with such written consent or if there be a final judgment for the plaintiff, the indemnifying parties agree to indemnify and hold harmless the indemnified party from and against any loss, action, damage, liability or expense by reason of such settlement or judgment.

                           (iv) No indemnifying party shall, without the prior
written consent of the indemnified party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

                 (g) The Holders acknowledge that the Company has granted certain of its security holders the right to include additional shares of Common Stock in the Registration Statement.

          Section 6.2 Access to Information. COL shall afford to the officers, employees, accountants, counsel and other representatives of the Company, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, COL shall furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request, and COL shall make available to the Company the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as the Company may reasonably request. The Company acknowledges and agrees that all such information shall be maintained in strict confidence and may not be used for any purpose other than to facilitate the Merger.

          Section 6.3 Consents; Approvals. COL, each Holder and the Company shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and COL, each Holder and the Company shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by COL, the Holders and the Company, respectively, and the consummation by them of the transactions contemplated hereby.

          Section 6.4 Notification of Certain Matters. COL and each Holder shall give prompt notice to the Company and the Company shall give prompt notice to COL and to each Holder of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of COL, each Holder and the Company, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 6.5 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

          Section 6.6 Public Announcements. The Company shall be responsible for, and have exclusive control over, any and all press releases and public statements with respect to the Merger or this Agreement.

          Section 6.7 Conveyance Taxes. The Company, COL and the Holders shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                                  ARTICLE 7.

                           Conditions to the Merger

          Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                  (b)       (i)      The Company shall have raised an aggregate
of at least $2,000,000 in one or more private placements of the Company's securities.

                            (ii)     Without in any way limiting the foregoing
condition, COL and each of the Holders hereby acknowledges that the Company expects to raise an aggregate of $2,600,000 in exchange for 1,910,000 shares of Common Stock (the "Private Placement Shares") in four separate private placements. In the first private placement, the Company expects to issue an aggregate of 581,429 shares of Common Stock to a group of accredited investors in exchange for $100,000. In the second private placement, the Company expects to issue an aggregate of 250,000 shares of Common Stock to a group of accredited investors in exchange for $350,000. In the third private placement, the Company expects to issue 650,000 shares of Common Stock to VDC Corporation Ltd. ("VDC") in exchange for $650,000. It is then contemplated that VDC will spin off all of such shares to its existing stockholders. In the fourth private placement, the Company expects to issue an aggregate of 428,571 shares of Common Stock to a group of accredited investors in exchange for $1,500,000. There can be no assurance that the transactions contemplated by this Section 7.1(b)(ii) will be consummated by the Company on the terms set forth above, or at all. As further clarification, it is acknowledged by the parties that the consummation of any or all of transactions contemplated by this Section 7.1(b)(ii) is not a condition to the Merger.

          Section 7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

                 (a) The satisfactory completion of the Company's due diligence investigation of COL;

                 (b) Representations and Warranties. The representations and warranties of COL and each of the Holders contained in this Agreement (together with the COL Disclosure Schedule) shall be true and correct in all respects as of the date hereof and on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President of COL and each Holder;

                 (c) Agreements and Covenants. COL and each Holder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President of COL and each Holder;

                 (d) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required or advisable (in the Company's discretion) to be obtained, and all filings required to be made, by COL for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained or made by COL. At the Effective Time, COL shall deliver to the Company copies of the resolutions adopted by the members and Board of Managers of COL approving the Merger and the other transactions contemplated hereby, certified by the Secretary of COL as being in full force and effect and not modified in any manner whatsoever;

                 (e) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit the Merger or the transactions contemplated by this Agreement;

                 (f) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance affecting the business, results of operations or financial condition of COL having or which may have a Material Adverse Effect;

                 (g) Legal Opinion. The Company shall have received an opinion, dated the Effective Date, from Greenberg, Traurig, counsel to COL, substantially in the form of, and covering such matters as are set forth in, Exhibit B hereto;

                 (h) Private Placement Representations. The Company shall have received a certificate dated as of the Effective Time from each Holder, substantially in the form of Exhibit C hereto, to ensure that the issuance of Common Stock as Merger Consideration hereunder will be a valid private placement under Section 4(2) of the Securities Act and will not require any filings to be made with any state securities regulatory authority under any Blue Sky Laws;

                 (i) Other Certificates. COL and the Holders shall have furnished to the Company such other certificates and documents as the Company shall have reasonably requested;

                 (j) Contractual Matters. All unliquidated claims which may arise under, and/or all material ambiguities contained in, any agreement to which COL may be a party (the determination of whether any such unliquidated claim or ambiguity exists is to be made by the Company in its reasonable discretion) shall be clarified and satisfied to the reasonable satisfaction of the Company, and no such clarification shall result in any additional material obligation on the part of the Surviving Corporation or the Company;

                 (k) [Intentionally Omitted.]

                 (l) Muzak Agreement. COL shall have entered into a new agreement with Muzak on terms satisfactory to the Company. Such agreement shall supersede any and all previous agreements or arrangements between Muzak and COL and shall inure to the benefit of the Surviving Corporation upon consummation of the Merger;

                 (m) Employment/Consulting Agreements. Each of Barnett, Braunstein, Malinowski, Michael Clark and Richard Davey shall terminate their existing employment/consulting agreements with COL and shall have entered into an employment/consulting agreement with the Surviving Corporation; and

                 (n) Consulting Agreement. The Company shall have entered into a Consulting Agreement with American Maple Leaf Corporation ("AML") pursuant to which AML will provide the Company with future investment banking services in exchange for an aggregate of 350,000 shares of Common Stock.

          Section 7.3 Additional Conditions to Obligation of COL and the Holders. The obligation of each of COL and each Holder to effect the Merger is also subject to the following conditions:

                 (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date hereof and on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and COL shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

                 (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and COL and such Holder shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

                 (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained or made by the Company. At the Effective Time, the Company shall deliver to COL and to the Holders copies of the resolutions adopted by the Company approving the Merger and the other transactions contemplated hereby certified by the Secretary of the Company, as the case may be, as being in full force and effect and not modified in any manner whatsoever;

                 (d) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of the Company having or reasonably likely to have a Material Adverse Effect; and

                 (e) The Company Common Stock Certificates. The Company shall have tendered for delivery to each Holder certificates representing the number of shares of Common Stock set forth next to such Holder's name on Exhibit A.

                 (f) Stock Option Plan. The Company shall have effectuated an employee stock option plan.

                 (g) Management Shares. The Company shall have reserved for issuance an additional 600,000 shares of Common Stock (the "Management Shares"); provided, however, that in the event COL's negative net worth as of August 31, 1996 (as determined by Ernst & Young, LLP or such other accounting firm engaged by the Surviving Corporation and then acting as its outside auditors) is greater than $470,000 (assuming the capitalization of those certain amounts previously indicated by Ernst & Young, LLP as appropriate to be capitalized in the aggregate amount of $229,388) (the "Permissible Negative Net Worth"), as is determined in accordance with generally accepted accounting principles to the extent applicable, such number of Management Shares shall be reduced by 1 1/2 shares for each dollar by which COL's negative net worth exceeds the Permissible Negative Net Worth. Such Shares to be granted to the management of the Surviving Corporation shall vest according to a schedule established by the Company.

                                  ARTICLE 8.

                                  Termination

          Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the
Holders:

                 (a)       by mutual written consent of the Company and COL;

                 (b) by the Company if the Merger shall not have been consummated by September 18, 1996, provided that the Company's right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available in the event the Company's failure to fulfill any obligation under this Agreement or any action or inaction on the part of the Company has been, in full or in part, the cause of or resulted in, in full or in part, the failure of the conditions to COL's and each Holder's obligation to consummate the Merger to be satisfied or the failure of the Merger to occur on or before such date;

                 (c) by COL or any Holder if the Merger shall not have been consummated by September 18, 1996, provided that the right of COL or any Holder, as the case may be, to terminate this Agreement pursuant to this
Section 8.1(c) shall not be available in the event COL's or such Holder's, as the case may be, failure to fulfill any obligation under this Agreement or any action or inaction on the part of COL or any Holder, as the case may be, has been, in full or in part, the cause of or resulted in, in full or in part, the failure of the conditions to the Company's obligation to consummate the Merger to be satisfied or the failure of the Merger to occur on or before such date;

                 (d) by the Company or COL if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                 (e) by the Company if prior to the Effective Time, (i) trading in securities generally on the New York Stock Exchange, American Stock Exchange or The Nasdaq National Market shall have been suspended or materially limited, (ii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or state authorities or (iii) there shall have occurred any outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political, financial or economic conditions, the effect of which on the financial markets of the United States is such as to make it, in the judgment of the Company, impracticable or inadvisable to consummate the transactions contemplated hereby.

          Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, managers, members or stockholders except (i) as set forth in Section 8.3, Article 9 and Section
10.8 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

          Section 8.3      Fees and Expenses.
                           ------------------

           In the event the Merger is consummated, the Surviving Corporation will pay all reasonable legal and accounting fees and costs incurred by the parties in connection with this Agreement and the transactions contemplated hereby; provided, however, that with respect to any such legal fees and costs incurred by COL or any of the Holders, the Surviving Corporation shall only be obligated to pay those reasonable amounts attributable to the engagement of Greenberg, Traurig in connection with the transactions contemplated hereby and shall have no obligation to pay any legal fees and costs incurred by any Holder in connection with their engagement of independent counsel.

          In the event the Merger is not consummated as a result of COL's or any Holder's (i) breach of their respective representations, warranties, agreements or covenants contained herein or (ii) failure to fulfill their respective obligations hereunder, COL shall be obligated to pay all reasonable out-of-pocket expenses and legal and accounting fees and costs incurred by the Company in connection with this Agreement and the transactions contemplated hereby. In the event the Merger is not consummated for any reason other than as set forth in the preceding sentence, the parties' obligations with respect to the payment of fees and expenses shall be as set forth in the Letter Agreement dated June 7, 1996 by and among COL and American Maple Leaf Financial Corporation (the
"Letter Agreement").

                                  ARTICLE 9.

          Survival of Representations and Warranties; Indemnification

          Section 9.1 Survival. All statements contained in any certificate or other instrument delivered by or on behalf of COL, any of the Holders or the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be considered representations and warranties by COL, such Holder or Holders or the Company with the same force and effect as if contained in this Agreement. All representations, warranties, covenants and agreements by COL, any Holder or the Company shall survive the Effective Time for a period of two years after the Effective Time (provided that the representations, warranties, covenants and agreements contained in Annex I hereto and this Article 8 in so far as they relate to any Tax shall survive until the expiration of the applicable statute of limitation for a claim by the applicable taxing authority for such Tax) notwithstanding any investigation at any time by or on behalf of any party to which such representation or warranty was given, and shall not be considered waived by the consummation of the Merger contemplated by this Agreement with knowledge of any breach or misrepresentation by any of the parties hereto.

          Section 9.2      Indemnification.
                           ----------------

                 (a) Each of COL and each Active Holder shall jointly and severally indemnify and hold harmless the Surviving Corporation against all loss, liability, damage or expense (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying or indemnified parties) Surviving Corporation may suffer, sustain or become subject to as a result of (i) any breach by such Holder or COL of any of its or his representations, warranties, covenants or other agreements contained in this Agreement, (whether or not the Surviving Corporation had knowledge, at or prior to the Effective Time, of the breach), (ii) the failure by COL to pay, perform or discharge prior to the Effective Time any COL Liabilities (other than the Assumed Liabilities), (iii) any liability or obligation (other than the Assumed Liabilities) arising prior to the Effective Time, or after the Effective Time as a result of events occurring prior to the Effective Time, from or in connection with the violation of any federal, state or local statute, rule or regulation, decree or ordinance applicable to COL,
(iv) any other claim (other than the Assumed Liabilities), whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this

Agreement (collectively, the "Litigation")), arising out of the operations of COL prior to the Effective Time (regardless of whether or not referred to on a schedule to this Agreement or otherwise disclosed or known to the Company as of the date of this Agreement), or (v) any claim by any person that the Merger Consideration payable hereunder should have been paid in a manner inconsistent with the manner set forth in Exhibit A. Notwithstanding the foregoing, (i) no Holder shall have any indemnification obligation for any claim or liability to the extent covered by insurance maintained by the Surviving Corporation and
(ii) COL shall not have any liability to the Surviving Corporation or any Holder (by contribution or otherwise) hereunder at any time after the Effective Time. Notwithstanding the foregoing, the liability of each of the Active Holders pursuant to this Section 9.2 shall be limited to (i) the amount of any and all Merger Consideration to be issued to such Active Holder upon the consummation of the Merger and (ii) the right of set-off set forth in
Section 9.5 hereof; provided, however, that there shall be no such limitation of liability in the event the Company seeks indemnification from an Active Holder for any knowing breach of the provisions of this Agreement or any fraudulent or criminal action or inaction.

                 (b) Each Holder shall indemnify and hold harmless the Surviving Corporation against all loss, liability, damage or expense (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying and indemnified parties) Surviving Corporation may suffer, sustain or become subject to as a result of any breach of any warranties, covenants or other agreements made by such Holder in this Agreement or any misrepresentation by such Holder, or as a result of any of such Holder's representations or warranties not being true and correct as of the Effective Time (whether or not the Company had knowledge, prior to the Effective Time, of the misrepresentation or breach of warranty). Notwithstanding the foregoing, the liability of each Holder pursuant to this Section 9.2 shall be limited to (i) the amount of any and all Merger Consideration to be issued to such Holder upon the consummation of the Merger and (ii) the right of set-off set forth in Section 9.5 hereof; provided, however, that there shall be no such limitation of liability in the event the Surviving Corporation seeks indemnification from such Holder for any fraudulent or criminal action or inaction.

                 (c) The Surviving Corporation shall indemnify and hold harmless each Holder against all loss, liability, damage or expense (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying and indemnified parties) such Holder may suffer, sustain or become subject to as a result of any breach of any warranties, covenants or other agreements contained in this Agreement or any misrepresentation by the Company, or as a result of any of the Company's representations or warranties not being true and correct as of the Effective Time (whether or not such Holder had knowledge, prior to the Effective Time, of the misrepresentation or breach of warranty).

                 (d) Each party acknowledges that reliance shall not be an element of any claim by the other for breach of warranty or misrepresentation under this Agreement.

          Section 9.3 Conditions of Indemnification for Third Party Claims. The obligations and liabilities of the parties under this Agreement with respect to, relating to, caused (in whole or in part) by or arising out of claims of third parties (individually, a "Third Party Claim" and collectively "Third Party Claims") including, without limitation, any Federal, state or local taxing authorities, shall be subject to the following terms and conditions:

                 (a) The party entitled to be indemnified hereunder (the "Indemnified Party") shall give the party obligated to provide the indemnity (the "Indemnifying Party") prompt notice of any Third Party Claim, and, provided that the Indemnifying Party acknowledges in writing its obligation to indemnify in accordance with the terms and subject to the limitations on such party's obligation to indemnify contained in this Agreement with respect to that claim (or part of that claim), the Indemnifying Party shall have the right to approve (such approval not to be unreasonably withheld) the representatives to undertake the defense of that claim. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim (if determinable)). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession. In addition, no settlement or compromise of such Third Party Claim shall be made with the prior written consent of the Indemnifying Party.

                 (b) If the Indemnifying Party, within ten (10) business days after receiving notice of any such Third Party Claim, fails to acknowledge in writing its obligation to indemnify in accordance with Section 9.3(a) hereof, the Indemnified Party shall (upon further notice to the Indemnifying Party and subject to Section 9.3(c) hereof) have the right to defend, compromise or settle the Third Party Claim without obtaining any consents from the Indemnifying Party.

                 (c) Anything in this Section 9.3 to the contrary notwithstanding, (i) the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party an unconditional release from all liability in respect of the Third Party Claim; and (ii) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of the Third Party Claim.

          Section 9.4 Payment of Claims. Any party obligated to indemnify another party hereunder shall advance any amounts so payable to the Indemnified Party as such amounts are incurred by such Indemnified Party upon written demand therefor containing reasonable supporting documentation of the amounts so payable.

          Section 9.5 Set-Off. Any party (the "Entitled Party") entitled to indemnification from another party hereunder (the "Obligated Party") pursuant to the terms of this Agreement shall have the right to set-off against any amounts payable (in cash, Common Stock or otherwise) by such Entitled Party to the Obligated Party under this Agreement or any other agreement(s) such Obligated

Party may have with the Entitled Party (including, without limitation, any consulting agreement) all amounts payable to the Entitled Party by the Obligated Party under this Section 9.

          Section 9.6 Loan and Security Agreement. Notwithstanding anything to the contrary contained herein, each of the parties hereby acknowledges that neither the execution of this Agreement, nor the consummation (or failure to consummate) the transactions contemplated hereby, shall release COL or the Surviving Corporation, as the case may be, from COL's obligations under the VDC Loan Agreement.

                                  ARTICLE 10.

                              General Provisions

          Section 10.1 Disclosure Schedules. Any disclosure made with reference to one or more sections of the COL Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided such relevance is reasonably apparent.

          Section 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three days after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier), to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

                 (a)    If to COL Acquisition Corp.:

                                 COL Acquisition Corp.
                                 401 City Line Avenue
                                 Suite 725
                                 Bala Cynwyd, PA  19004
                                 Attention: Edward S. Zobian, President

                        With a copy to:

                                 Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                                 Philadelphia, PA  19102
                                 Telecopier No. (215) 568-6603
                                 Attention:  Michael C. Forman, Esq.

                 (b)       If to COL:

                                    Coupons Online, L.L.C.
                                    271 Madison Avenue
                                    Suite 1005
                                    New York, NY  10016
                                    Attention: Craig W. Barnett, President

                           With a copy to:

                                    Greenberg, Traurig, Hoffman, Lipoff, Rosen &
                                    Quentel
                                    153 East 53rd Street, 35th Floor
                                    New York, NY  10022
                                    Attention:  Andrew Cosentino, Esq.

                 (c)       If to Muzak:

                                    Muzak Limited Partnership
                                    2901 3rd Avenue
                                    Seattle, WA  98121
                                    Attention:  President

                 (d) If to any Holder (other than Muzak), to the Holder's address reflected in the Operating Agreement.


          Section 10.3 Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which either of COL (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10 percent or more;

                 (b) "business day" means any day other than a day on which banks in New York are required or authorized to be closed; and

                 (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3)) of the Exchange Act).

          Section 10.4 Amendment. This Agreement may be amended by COL and the Company (without the consent of any Holder) by action taken by or on behalf of the Board of Directors of the

Company and the Board of Managers of COL at any time prior to the Effective Time; provided, however, that no amendment may be made which by law requires further approval by the members of COL without such further approval; provided, further, that no amendment that materially and adversely affects a Holder shall be binding on or effective as to such Holder without such Holder's written consent. This Agreement may not be amended except by an instrument in writing signed by the parties hereto entitled to effectuate such amendment.

          Section 10.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          Section 10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 10.7 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 10.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that the terms and provisions of (i) the Letter Agreement regarding confidentiality and the payment of fees and expenses (as qualified by Section 8.3 hereof) and (ii) the VDC Loan Agreement shall survive the execution of this Agreement, the termination or breach of this Agreement by any party hereto for any reason whatsoever and the consummation of the Merger, and shall thereafter continue in full force and effect. Each Holder hereto agrees to comply with all such terms of the Letter Agreement as if he were named a party therein.

          Section 10.9 No Assignment. This Agreement shall not be assigned by operation of law or otherwise.

          Section 10.10 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 10.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          Section 10.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF
DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES). EACH OF THE PARTIES HERETO, BY EXECUTION OF THIS AGREEMENT, SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, IN EACH CASE, LOCATED IN NEW CASTLE COUNTY, AND WAIVES ANY OBJECTION TO SUCH JURISDICTION ON THE GROUNDS OF VENUE OR FORUM NON-CONVENIENCE, THE ABSENCE OF IN PERSONAM OR SUBJECT MATTER JURISDICTION OR ANY SIMILAR GROUNDS AND CONSENTS TO THE SERVICE OF PROCESS BY MAIL OR BY ANY OTHER MANNER PERMITTED BY LAW.

          Section 10.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

          Section 10.14 Joint Participation. The Company, COL and each of the Holders has participated in the drafting of this Agreement and expressly acknowledges such joint participation, to avoid application of any rule construing contractual language against the party which drafted the language.

          Section 10.15 No Tax Advice. COL and each of the Holders hereby acknowledges that it has not received any tax advice, guidance or information with respect to the Tax consequences, effects or impact of transactions contemplated hereby by the Company or any representative or agent thereof. Each of the Holders should consult such Holder's individual counsel with regard to such matters.

          Section 10.16 Exhibits and Schedules. All Exhibits and Disclosure Schedules attached hereto are delivered pursuant to this Agreement are incorporated by reference into, and made a part of, this Agreement.

          Section 10.17 WAIVER OF JURY TRIAL. EACH OF COL, THE COMPANY AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          IN WITNESS WHEREOF, the Company, COL and each Holder have caused this Agreement to be executed as of the date first written above.

                                                     COL ACQUISITION CORP.




                                                     By:________________________
                                                              Name:_____________
                                                              Title:____________




                                                     COUPONS ONLINE, L.L.C.



                                                     By:________________________
                                                              Name:_____________
                                                              Title:____________











                            [SIGNATURES CONTINUED]

                                   HOLDERS:


                                                     ___________________________
                                                     CRAIG W. BARNETT



                                                     ___________________________
                                                     MARK D. BRAUNSTEIN



                                                     ___________________________
                                                     KAREN REISNER



                                                     ___________________________
                                                     RAM REDDY




                                                     ___________________________
                                                     JODI JAMIESON



                                                     ___________________________
                                                     JAMES HORGAN



                                                     ___________________________
                                                     LARRY BARNETT



                            [SIGNATURES CONTINUED]

                                                     ___________________________
                                                     BARRY BRAVERMAN


                                                     DIVERSIFIED EQUITIES AND
                                                       MANAGEMENT II t/a DEM II



                                                     By:________________________
                                                              Name:_____________
                                                              Title:____________




                                                    ____________________________
                                                    GEORGE GORDON



                                                    ____________________________
                                                    MANUEL GORDON



                                                    ____________________________
                                                    LORRAINE MARTIN



                                                    ____________________________
                                                    JEFFREY SILVERSTEIN



                            [SIGNATURES CONTINUED]

                                                     ___________________________
                                                     DR. ROBERT C. GORDON


                                                     ___________________________
                                                     RENEE GORDON



                                                     ___________________________
                                                     NORMAN BATANSKY



                                                     ___________________________
                                                     TOBY BATANSKY

                                                     ___________________________
                                                     ALAN KLEBAN FAMILY TRUST



                                                     By:________________________
                                                              Name:
                                                              Title:


                                                     ___________________________
                                                     BRUCE MALINOWSKI

                                                     ___________________________
                                                     MUZAK LIMITED PARTNERSHIP



                                                     By:________________________
                                                              Name:
                                                              Title:

                                   EXHIBIT A



                    Holder                    Shares of Common Stock
                    ------                    ----------------------
          Muzak Limited Partnership                    474,000
          Craig W. Barnett                             437,000
          Mark D. Braunstein                           342,000
          Bruce Malinowski                             100,000
          Gordon Group                                 475,000
          Barry Braverman                              380,000
          Ram Reddy                                    114,000
          Jodi Jamieson                                 57,000
          Jim Horgan                                    47,500
          Larry Barnett                                 47,500

                                   EXHIBIT B

                             Form of Legal Opinion

                  For the purposes of these opinions we shall assume, with the permission of the Company, that the procedural and substantive laws of the State of New Jersey are the same as those in the State of Delaware.

         (a) COL is a limited liability company duly organized, validly existing and in good standing under the laws of New Jersey. With respect to COL's good standing we have relied solely upon a certificate of the Secretary of State of the State of New Jersey.

         (b) COL has the power and authority under its Articles of Formation, the Operating Agreement and New Jersey Law to own, lease and operate its current properties and to transact the business in which it is currently engaged.

         (c) COL has all necessary power and authority under its Articles of Formation and the New Jersey Law to execute and deliver the Merger Agreement and to perform its obligations thereunder. The execution, delivery and performance by COL of the Merger Agreement have been duly authorized by all necessary action of COL.

         (d) The Merger Agreement has been duly executed and delivered on behalf of COL and constitutes a valid and binding obligation of COL, enforceable against COL in accordance with its terms, subject to customary enforceability qualifications.

         (e) The execution, delivery and performance by COL of the Merger Agreement do not (i) require any approval of its members which has not been obtained or (ii) violate the New Jersey Law or COL's Articles of Formation or the Operating Agreement.

         (f) Upon the filing of the Articles of Merger in accordance with the Delaware Law, the merger of COL into the Company will be legally effective in accordance with the New Jersey Law.

         Provided, that further assumptions and qualifications to these legal opinions are to be contained in Counsel's final form of legal opinion.

         In addition to the opinions contained above, the opinion letter shall contain a factual statement to the effect that to the best of our knowledge and without the benefit of conducing a lien search or any independent investigation, all of the outstanding Interests are held by the Holders free and clear of all security interests, liens, claims, pledges, agreements, limitations or other encumbrances of any nature whatsoever.

                                   EXHIBIT C

                                  CERTIFICATE

         The undersigned has executed and delivered this Certificate to COL Acquisition Corp. (the "Company") this ____ day of September, 1996 pursuant to
Section 7.2(h) of that certain Agreement and Plan of Merger and Reorganization dated September __, 1996, by and among the Company, Coupons Online, L.L.C., and the Holders named therein (the "Merger Agreement"). The undersigned acknowledges that the Company is relying upon the representations and warranties contained herein in issuing its Common Stock to the undersigned as Merger Consideration pursuant to the Merger Agreement.

         NOW THEREFORE, the undersigned hereby certifies as follows:

         1. [He/She] has received a copy of the Merger Agreement. The undersigned acknowledges that [he/she] has had sufficient time to review the Merger Agreement and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the merger contemplated by the Merger Agreement and to obtain any additional information which Acquisition Corp. possesses or can acquire without unreasonable effort or expense to verify the information contained in the foregoing documents.

         2. The undersigned has such knowledge and experience in financial and business matters that [he/she] is capable of evaluating the merits and risks of an investment in the Company's Common Stock.

         3. The undersigned acknowledges that the shares of the Company's Common Stock delivered to the undersigned as Merger Consideration pursuant to the Merger Agreement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         4. The undersigned is acquiring the shares of the Company's Common Stock issuable to [him/her] pursuant to the Merger Agreement for [his/her] own account.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this _____ day of September, 1996.

                                    ANNEX I

            COL and Active Holders' Representations and Warranties


         11. Organization and Qualification; Subsidiaries. COL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (collectively "Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. COL does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture or other business association, entity or person.

         12. Articles of Formation and Operating Agreement. COL has heretofore delivered to the Company complete and correct copies of its Articles of Formation and the Operating Agreement as amended to date, certified as such by its Secretary. Each of the Articles of Formation and the Operating Agreement are in full force and effect. COL is not in violation of any of the provisions of its Articles of Formation or the Operating Agreement.

         13. Capitalization. COL's current outstanding Interests are as set forth on Schedule 3 of that certain written disclosure schedule, dated of even date herewith, delivered by COL to the Company (the "COL Disclosure Schedule") and are free and clear of all security interests, liens, claims, pledges, agreements, limitations, charges or other encumbrances of any nature whatsoever. Except for those certain oral arrangements with Malinowski which shall be terminated at the Effective Time pursuant to Sections 1.6(b) and (c) of the Agreement (the "Malinowski Arrangement"), there are no rights, agreements, arrangements or outstanding commitments of any character relating to any equity interests in COL or obligating COL to transfer any such equity interests and, COL has not adopted or made any commitment to adopt any plan for the issuance of any of its equity interests. There are no obligations, contingent or otherwise, of COL to repurchase, redeem or otherwise acquire any of its Interests or any interests therein or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

         14. Authority Relative to this Agreement. COL has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by COL and the consummation by COL of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of COL are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by COL and, assuming the due authorization, execution and delivery by the Company constitutes the legal, valid and binding obligation of COL, enforceable against COL in accordance with its terms.

         15.      No Conflict; Required Filings and Consents.

                  15.1. Section 5(a) of the COL Disclosure Schedule includes a list of (i) all contracts to which COL is a party and which provides for aggregate payments, either to or from COL, of $10,000 or more and (ii) all other agreements which are material to the business, assets (including intangible assets), financial condition, prospects or results of operations of COL ((i) and (ii) being, collectively, the "Material Contracts"). COL has delivered to the Company true and correct copies of all Material Contracts, as amended to date, certified as such by its Secretary, except for the Letter Agreement and the VDC Loan Agreement (and all documents executed in connection therewith) which have previously been delivered to the Company.

                  15.2. The execution and delivery of this Agreement by COL does not, and the performance of this Agreement by COL will not, (i) conflict with or violate the Articles of Formation or the Operating Agreement or equivalent organizational documents of COL, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to COL or by which COL or any of its respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default), or impair COL's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract or any agreement to which COL is a party, or result in the creation of a lien or encumbrance on any of the properties or assets of COL pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which COL is a party or by which COL or any of its properties is bound or affected, except in the event that any such breach, default or other occurrence would not and is not reasonably likely to have a Material Adverse Effect.

                  15.3. The execution and delivery of this Agreement by COL does not, and the performance of this Agreement by COL will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the filing and recordation of appropriate merger or other documents as required by New Jersey Law and Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay COL from performing its obligations under this Agreement, or would not and is not reasonable likely to otherwise have a Material Adverse Effect.

         16.      Compliance; Permits.

                  16.1 Except as set forth in Section 6 of the Disclosure Schedule, COL is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, writ, judgment or decree applicable to it or by which it or any of its properties is bound or affected, except in the event that such conflict, default or violation would not and is not reasonably likely to have a Material Adverse Effect or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties is bound or affected, except in connection with the Surviving Claims.

                  16.2 COL holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of its business (collectively, the " COL Permits"). COL is in compliance with the material terms of each of the COL Permits.

         17. Financial Statements. COL has furnished to the Company its balance sheet as of December 31, 1995 and its balance sheet (the "Balance Sheet") as of June 30, 1996, certified by its President. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and fairly present the position of COL as of December 31, 1995 and June 30, 1996, respectively. There has not been any change in the assets, liabilities or financial condition of COL from that reflected in the Balance Sheet except for changes in the ordinary course of business which in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect, it being understood that COL currently suffers from insufficient capital and cash flow.

         18. Absence of Certain Changes or Events. Since the date of the Balance Sheet, COL has conducted its business in the ordinary course (except for activities in connection with the transactions contemplated by the Letter Agreement) and there has not occurred: (i) any amendments or changes in the Articles of Formation or Operating Agreement of COL, except for the amendment to the Operating Agreement recommended by Ernst & Young, LLP to clarify COL's accounting treatment which shall be executed by all the Holders prior to the Closing Time; (ii) any damage to, or destruction or loss of, any assets of COL (whether or not covered by insurance) that had or is reasonably likely to have a Material Adverse Effect; (iii) any material depletion of any assets of COL;
(iv) any change by COL in its accounting methods, principles or practices; (v) any revaluation by COL of any of its assets, including, without limitation, writing down the value of capitalized inventory, or writing off notes or accounts receivable; (vi) any transfer of, or rights granted under, any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business or pursuant to the VDC Loan Agreement; (vii) any mortgage, pledge, security interest or imposition of lien or other encumbrance on any asset of COL except for Permitted Liens and liens incurred pursuant to the VDC Loan Agreement; (viii) any early collection, at a discount of par, of any receivable of COL; or (ix) any event that had or is reasonably likely to have a Material Adverse Effect.

         19. No Undisclosed Liabilities and Commitments. COL has no liabilities, obligations or commitments (absolute, accrued, contingent or otherwise) (collectively, the "COL Liabilities"), including, without limitation, any outstanding loans, notes, or indebtedness payable to the Holders, except for such COL Liabilities (i) set forth on the Balance Sheet;
(ii) arising in the ordinary course of business with respect to periods after the date of the Balance Sheet under any contracts or agreements set forth in
Section 5(a) of the COL Disclosure Schedule; (iii) trade accounts payable (i.e., accounts payable, accrued expenses and fees and expenses of counsel and accountants incurred in connection with the preparation of and transactions contemplated by the Letter Agreement, VDC Loan Agreement and this Agreement) and Taxes (as defined in item 16 hereof) incurred by COL after the date of the Balance Sheet in the ordinary course of business and (iv) the Surviving Claims. Those COL Liabilities which (A) relate to occurrences after the Closing Time or (B) are described in clauses (i), (ii), (iii) and (iv) of the preceding sentence are referred to herein as the "Assumed Liabilities".

         20. Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of either of COL or either of the Active Holders, threatened against COL or any properties or rights of COL, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

         21.      Employee Benefit Plans; Employment Agreements.

                  21.1 COL's medical plans for the benefit of its employees and COL's deferred compensation arrangements regarding the Surviving Claims (collectively, the "Employee Plans") are the only employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), regardless of whether ERISA is applicable thereto, bonus, incentive, deferred compensation, supplemental retirement, severance or termination pay, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, agreement or arrangement or other similar fringe or employee benefit plan, program or arrangement, or current or former employment or executive compensation or severance agreement, written or otherwise, for the benefit of, or relating to, any current or former employee of COL or any trade or business (whether or not incorporated) which is a member of a controlled group which includes COL or which is under common control by COL (an "ERISA Affiliate") within the meaning of Section 414 of the Code, to which COL or an ERISA Affiliate is a party, with respect to which COL or an ERISA Affiliate has or could have any obligation or incur liability if such plan or arrangement had been or was terminated.

                  21.2 (i) No Employee Plan promises or provides retiree medical or other retiree welfare benefits to any person and none is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) except in connection with the Surviving Claims, there has been no transaction or failure to act with respect to any Employee Plan, which could result in any material liability of COL; (iii) except in connection with the Surviving Claims, each Employee Plan is in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and COL has performed all material obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any Employee Plan; (iv) all contributions required to be made to any Employee Plan, pursuant to the terms of such Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for any required contributions to any Employee Plan for the current plan years; (vi) with respect to any Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 and 4041 of ERISA has occurred; and (vii) neither COL nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA.

                  21.3 Each Employee Plan has been qualified, registered or approved, as required, by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause the appropriate governmental agency or authority to revoke, such qualification, registration or approval.

                  21.4 All contributions (including premiums) required by law or contract (except with respect to the Surviving Claims) to have been made or approved by COL under or with respect to any Employee Plan have been paid or accrued by COL. Except in connection with the Surviving Claims, there are no unfunded liabilities under any Employee Plan.

                  21.5 There are no pending or threatened (except with respect to the Surviving Claims) investigations, litigation or other enforcement actions against COL with respect to any Employee Plan.

                  21.6 There are no actions, suits or claims pending or threatened (except with respect to the Surviving Claims) by former or present employees of COL (or their beneficiaries) with respect to any Employee Plan or the assets or fiduciaries thereof (other than routine claims for benefits).

                  21.7 Except in connection with the Surviving Claims, no condition or event has occurred with respect to any Employee Plan which has or could reasonably be expected to result in a material liability to COL.

                  21.8 COL has delivered to the Company (i) true and correct copies of all agreements which it has with any of its employees, except for the oral Malinowski Arrangement which has been previously disclosed to the Company; (ii) true and correct copies of all agreements with consultants obligating it to make annual cash payments in an amount exceeding $10,000;
(iii) a schedule listing all of its employees (if any) who have executed a non-competition agreement with it, and (iv) true and correct copies of all plans, programs, agreements and other arrangements of COL (if any) with or relating to its employees which contain change in control provisions or prohibit assignment thereof by COL without consent.

         22. Labor Matters. There are no controversies pending or, to the knowledge of COL or either of Active Holders, threatened, between COL and any of its employees, which controversies have or are reasonably likely to have a Material Adverse Effect, except for (i) the Surviving Claims and (ii) any disputes which will be terminated at the Effective Time pursuant to Sections 1.6(b) and (c) of the Agreement; COL is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by it, nor does COL or either of the Active Holders know of any activities or proceedings of any labor union to organize any such employees; and neither COL nor either of the Active Holders has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of COL.

         23. Restrictions on Business Activities. Except for this Agreement and the Muzak Agreement, there is no material agreement, judgment, injunction, order or decree binding upon COL which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of COL, the acquisition of property by COL or the conduct of business by COL as currently conducted or as proposed to be conducted by COL.

         24. Title to Property. COL does not own any real property. Section 14 of the COL Disclosure Statement sets forth a true and complete list of all real property leased by COL, and the aggregate monthly rental or other fee payable under such lease. Except for any and all Permitted Liens (as defined in that certain Loan and Security Agreement, dated as of June 14, 1996, by and between VDC Corporation and COL) and as set forth in Section 14 of the COL Disclosure Schedule, COL has good, marketable and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not and are not reasonably likely to have a Material Adverse Effect; and all leases pursuant to which COL leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default and in respect of which COL has not taken adequate steps to prevent such a default from occurring).

         25.      Taxes.

                  25.1 For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to taxes imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

                  25.2 COL, and any consolidated, combined, unitary or aggregate group for Tax purposes of which COL is or has been a member, has filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them on or prior to the date hereof and will file on or prior to the Effective Time all such Tax Returns required to be filed on or prior to the Effective Time, and have paid and discharged (or will pay and discharge prior to the Effective Time) all Taxes shown therein to be due or are otherwise due to have been paid on an estimated basis and there are no other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which COL is maintaining on its Balance Sheet, in accordance with generally accepted accounting principles ("GAAP"), reserves which are adequate for their payment. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of COL's and each Active Holder's knowledge, threatening to assert against COL any deficiency or claim for additional Taxes other than additional Taxes with respect to which COL is maintaining on its Balance Sheet, in accordance with GAAP, reserves which are adequate for their payment. No Tax Return of COL is currently being audited by any taxing authority. No material tax claim has become a lien on any asset of COL and COL has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. COL is not required to include in income (i) any material items in respect of any change in accounting principles or any deferred intercompany transactions, or (ii) any installment sale gain where, in each case, the inclusion in income would result in a tax liability materially in excess of the reserves therefor.

                  25.3 COL is not a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  25.4 No power of attorney has been granted by COL with respect to any matter relating to Taxes which is currently in force.

                  25.5 COL is not a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

                  25.6 COL has withheld from each payment made to any of its respective past or present employees, officers or directors the amount of all Taxes and other deductions required to be withheld therefrom and paid the same to the proper tax or other governmental authorities within the time required by law.

                  25.7 COL has remitted to the appropriate Tax authority when required by law to do so all amounts collected by it on account of all retail sales Tax.

                  25.8 Since its inception, COL has been classified as a partnership for federal and state income tax purposes and has filed its Tax Returns consistent with such classification.

         26.      Environmental Matters.

                  26.1 Except in all cases, in the aggregate, as have not had and could not reasonably be expected to have a Material Adverse Effect, COL (and with respect to clause (iii) below, each Active Holder) (i) has obtained all applicable permits, licenses and other authorizations which are required under federal, state, provincial or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by COL (or any of its agents); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorization, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, is not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste by COL (or any of its agents); (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by COL (or any of its agents) thereunder; and (v) has complied with all applicable occupational safety and health requirements of federal, state or local laws, rules or regulations relating to the use of storage of any hazardous, toxic or carcinogenic substances.

                  26.2 There are no known environmental conditions or problems at any site of operation of COL, including but not limited to the presence of asbestos (friable or encapsulated), transformers containing PCBs, radon and any aboveground or underground storage tanks.

                  26.3 None of the sites of operation of COL is a Superfund site under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. ss. 9601 et seq. or has been proposed for listing on the National Priorities List under that Act. Any deed restriction or public notice required by any federal, state or local law, rule or regulation because any site of operation of COL is contaminated has been complied with, and each such deed restriction or public notice has been disclosed on Schedule 16 of the COL Disclosure Schedule.

         27.      Intellectual Property.

                  27.1 Except for any liens in favor of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel and the collateral assignment to VDC Corporation pursuant to the VDC Loan Agreement, COL owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of COL as currently conducted in any material respect.
Section 17(a) of the COL Disclosure Schedule lists all current and past (lapsed, expired, abandoned or canceled) patents, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights, trade names and any applications therefor owned by COL (the "COL Intellectual Property Rights"), and specifies the jurisdictions in which each such COL Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 17(a) of the COL Disclosure Schedule lists (i) any requests COL has received to make any registration of the type referred to in the immediately preceding sentence, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made; (ii) all material licenses, sublicenses and other agreements as to which COL is a party and pursuant to which any person is authorized to use any COL Intellectual Property Right, or any trade secret material to COL, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and (iii) all material licenses, sublicenses and other agreements as to which COL is a party and pursuant to which COL is authorized to use any intellectual property rights ("Third Party Intellectual Property Rights"), or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

                  27.2 COL is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in
Section 17(a) of the COL Disclosure Schedule. No claims with respect to the Company Intellectual Property Rights, any trade secret material to COL, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through COL, are currently pending or, to the knowledge of COL or either of the Active Holders are threatened by any person, nor does COL or either of the Active Holders know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by COL infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by COL of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of COL as currently conducted or as proposed to be conducted by COL; (iii) challenging the ownership, validity or effectiveness of any of the COL Intellectual Property Rights or other trade secret material to COL; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Property Rights. To the knowledge of COL and each Active Holder, all patents, registered trademarks, trade names and copyrights held by COL are valid and subsisting. To the knowledge of COL and each Active Holder, there is no material unauthorized use, infringement or misappropriation of any of the COL Intellectual Property Rights by any third party, including any employee or former employee of COL.

                  27.3 COL (nor does either of the Active Holders in the case of clause (ii) below) (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, trade names or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that COL may be engaged in such infringement or (ii) has no knowledge of any infringement liability with respect to, or infringement by, COL of any trade secret, patent, trademark, service mark, trade names or copyright of another.

                  27.4 COL is not aware that any of its employees is obligated under any contract or contracts (including licenses, agreements, covenants and other commitments of any nature), or is subject to any order, writ, judgment, injunction, decree, determination or award of any court, administrative agency or other tribunal, that restricts the employee's activities on behalf of COL as presently conducted or interfere with the use of such employee's best efforts to promote the interests of COL.

         28. Interested Party Transactions. No manager or employee of COL and no Holder nor any relative or any affiliate of any of the foregoing (i) has any pecuniary interest in, or receives any compensation for services, from, any supplier, customer, licensor or licensee of COL or in any other business enterprise with which COL conducts business or with which COL is in competition or (ii) is indebted to COL; provided, however, that the foregoing representation does not apply to the ownership by Holders of up to two percent (2%) of the outstanding equity securities of any company whose stock is traded on a national securities exchange or quoted on a national interdealer quotation system. Except as set forth on Section 18 of the COL Disclosure Schedule, no compensation has been paid during the last twelve months by COL to either Active Holder or to any relatives or affiliates of any Holder.

         29. Insurance. Section 19 of the COL Disclosure Schedule lists all insurance policies, including, but not limited to fidelity bonds, covering the assets, business, equipment, properties, operations, employees, officers and directors of COL. There is no claim by COL pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and COL is otherwise in full compliance with the terms of such policies and bonds. COL does not know of any threatened termination of, or any threatened material premium increase with respect to, any such policies.

         30. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of COL or either of the Active Holders.

         31. Full Disclosure. No statement contained herein or in any certificate or schedule furnished or to be furnished by COL to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material act or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

                     COL Disclosure Schedule Under Annex I


Schedule 1.6(c) - Surviving Claims

         o        Credit Cards (in Craig Barnett's Name)                           37,186.75 (as of 8/30/96)
         o        Craig & Larry Barnett (loan)                                     41,066.19 (as of 8/30/96)
         o        Mark Braunstein (loan)                                            2,000.00 (as of 8/30/96)
         o        Bruce Malinowski                                                161,458.33 (as of 8/31/96)
         o        Bruce Malinowski (Back Salary)                                   29,838.90 (as of 9/6/96)
         o        Craig Barnett (Back Salary)                                      10,416.02 (as of 9/6/96)
         o        Mark Braunstein (Back Salary)                                    11,000.00 (as of 9/6/96)

                                            Total Significant Debt at Closing:                   255,779.44
                                            ----------------------------------                   ----------

Schedule 3
         Current outstanding interest in Coupons Online LLC
                  Gordon Group                       25%
                  Craig Barnett                      23%
                  Barry Braverman                    20%
                  Mark Braunstein                    18%
                  Ram Reddy                          6.0%
                  Jodi Jamieson                               3.0%
                  James Horgan                                2.5%
                  Larry Barnett                      2.5%
                  TOTAL INTEREST                     100%


Schedule 5(a) - Contracts/Agreements

         Greenberg Traurig - Retainer Letter Attached

         The following documents have already been provided:
                  Patent Assignment
                  Letter Agreement with American Maple Leaf, and all associated documents Bridge Loan Agreement with VDC, and all associated documents Office Lease in NYC Muzak Letter of Intent and all associated documents

Schedule 6:

         Monies owed to the following companies/individuals against invoices or contracts is overdue. The amounts shown below are amounts invoiced/accrued through the dates indicated, and as such, totals will be amended by additional amounts invoiced/accrued through the Effective Date for legal fees (to be invoiced by Greenberg Traurig), credit cards and the amounts under the heading "Back Salary Since June 15, 1996.":

Outstanding/Overdue Accounts:
         o        Lee Laino Associates                 15,670.29 (as of 8/30/96)
         o        Greenberg Traurig                    45,118.38 (as of 8/30/96)
         o        NPM Advertising                      10,000.00 (as of 8/30/96)
         o        Credit Cards                         37,186.75 (as of 8/30/96)
                                                                       Subtotal                  107,975.42

Loans to the Company:
         o        Craig & Larry Barnett                41,066.19 (as of 8/30/96)
         o        Mark Braunstein                        2,000.00 (as of 8/30/96)
                                                                       Subtotal                   43,066.19

Back Salary/Consulting Fees Pre-June 15, 1996:
         o        Bruce Malinowski                   161,458.33 (as of 8/31/96)
         o        Ralph McCarthy                       52,000.00 (as of 8/30/96)
         o        Madhukar Sannikommu                  20,000.00 (as of 8/30/96)
                                                                       Subtotal                  233,458.33

Back Salary Since June 15, 1996
         o        Bruce Malinowski                     29,838.90 (as of 9/6/96)
         o        Craig Barnett                        10,416.02 (as of 9/6/96)
         o        Mark Braunstein                      11,000.00 (as of 9/6/96)
                                                                       Subtotal                   51,254.92

                                            Total Significant Debt at Closing:                   435,754.86
                                            ----------------------------------                   ----------

Schedule 11(h):
         The only written agreement between Coupons Online and any consultant relates to Michael Clark. This was prepared by Klehr Harrison, and as such they have the current document.

Schedule 14:
         Coupons Online is party to two leases. The office lease for its Madison Avenue office has been previously provided. Attached is a lease with AT&T Capital Corporation for one Toshiba notebook computer.

         There are no liens on the real property lease or on the other property of COL other than liens per the bridge loan agreement and liens in favor of Greenburg Traurig regarding the intellectual property.

Schedule 16:
         As of the time of this merger agreement, there are no known or suspected environmental conditions or problems at any site of operation of Coupons Online, LLC.

Schedule 17(a):
         I. Patent filed in April 1995 for the Coupons Online technology and methodology, which has been provided previously.

         II. Coupons Online is in the process of filing for registration of its Coupons Online trademark, using Greenberg Traurig as council.

Schedule 18:
         Between September 1, 1995 and August 30, 1996, the following compensation was paid to the active holders and to all relatives and affiliates of any Holder:

         Craig Barnett      $8,584.58 + Health Insurance amounting to less than
                            $2,200

         Mark Braunstein    $8,000.00 + Health Insurance benefits (premiums
                            amounting to less than $800)

         Karen Reisner               Health Insurance amounting to less than
                                     $2,200 (Wife of Craig Barnett and Secretary of COL)

         Madhukar Sannikommu (Brother-in-law of Holder Ram Reddy) performed consulting services in the form of computer programming and system development for COL
                         $6,000 Paid
                                     $20,000 Accrued

Schedule 19:
         Employee health insurance policy which has been previously provided.

                                   ANNEX II
                                   --------

                    Holders' Representations and Warranties


         1. Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by Holder and, assuming the due authorization, execution and delivery by COL, the Company and each other Holder, constitutes the legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms.

         2.       No Conflict; Required Filings and Consents.

                  2.1 The execution and delivery of this Agreement by Holder does not, and the performance of this Agreement by Holder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Holder or by which Holder or any of his respective properties is bound or affected, or (ii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default), or impair Holder's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement to which Holder is a party.

                  2.2 The execution and delivery of this Agreement by Holder does not, and the performance of this Agreement by Holder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the filing and recordation of appropriate merger or other documents as required by New Jersey Law and Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay Holder from performing his obligations under this Agreement, or would not and is not reasonable likely to otherwise have a Material Adverse Effect.

         3. Interested Party Transactions. Neither Holder nor any relative or any affiliate of Holder, (i) has any pecuniary interest in, or receives any compensation for services from, any supplier, customer, licensor or licensee of COL or in any other business enterprise with which COL conducts business or with which COL is in competition or (ii) is indebted to COL; provided, however, that the foregoing representation does not apply to the ownership by Holder of up to two percent (2%) of the outstanding equity securities of any company whose stock is traded on a national securities exchange or quoted on a national interdealer quotation system. During the last twelve months, neither Holder nor any relative or any affiliate of Holder has received any compensation paid by COL, except for compensation paid to C. Barnett, Braunstein, Reisner and Jamieson.

         4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Passive Holders.

         5. Full Disclosure. No statement contained herein or in any certificate or schedule furnished or to be furnished by Holder to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material act or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

                                   ANNEX III
                                   ---------

                   Company's Representations and Warranties


         1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not and are not reasonably likely to have a Material Adverse Effect.

         2. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (subject to the satisfaction of the conditions to consummation set forth herein) have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by COL and each of the Holders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         3.       No Conflict; Required Filings and Consents.

                  3.1 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract or any material agreement to which the Company is a party or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which properties are bound or affected, except in any such case for any such breaches, defaults or other occurrences that would not and is not reasonably likely to have a Material Adverse Effect.

                  3.2 The execution and delivery of this Agreement by the Company will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the filing and recordation of appropriate merger or other documents as required by New Jersey Law and Delaware Law; (ii) for applicable requirements, if any, of the Securities Act and applicable state securities laws ("Blue Sky Laws") and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing their respective obligations under this Agreement, and would not and is not reasonably likely to have a Material Adverse Effect.

         4. Certificate of Incorporation and By-Laws. The Company has heretofore furnished to COL complete and correct copies of its Certificate of Incorporation and By-Laws, certified as such by the Company's Secretary. Such Certificates of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

         5. Capitalization. As of the date hereof, the authorized capital stock of the Company consisted of 20,000,000 shares of Common Stock of which:
1,090,000 shares are issued and outstanding, 500,000 shares are reserved for future issuance pursuant to the exercise of certain outstanding warrants of the Company to acquire Common Stock and an aggregate of 7,088,000 shares are reserved for issuance in connection with the transactions contemplated by the Agreement, including, without limitation, those transactions described in
Section 7.1(b) of the Agreement. All of such shares have been duly authorized and are, or upon issuance will be, validly issued, fully paid and nonassessable.

         6.       Compliance; Permits.

                  6.1 The Company is not in conflict with, in default with respect to or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is or any of its properties is bound or affected.

                  6.2 The Company holds all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company as it is now being conducted (collectively, the "Company Permits").

         7. Restrictions on Business Activities. Except for this Agreement, there is no existing material agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

         8. Title to Property. The Company has good, marketable and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not and are not reasonably likely to have a Material Adverse Effect; and, to the Company's knowledge, all leases pursuant to which the Company leases from others material amounts of real or personal property are in good standing, are valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both would constitute a material default and in respect of which the Company has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not and is not reasonably likely to a Material Adverse Effect.

         9. Full Disclosure. No statement contained herein or in any certificate or schedule furnished or to be furnished by the Company to either COL or to any Holder in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

         10. No Undisclosed Liabilities. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, including, without limitation, any and all agreements contemplated by Section 7.1(b), the Company has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         11. Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against it, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

         12. Taxes. The Company and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member, have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them, and have paid and discharged all Taxes shown therein to be due and there are not other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which the Company is maintaining reserves in accordance with GAAP in its financial statements to the extent currently required which are in all material respects adequate for their payment, except, in each instance, to the extent the failure to do so would not and is not reasonably likely to have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of the Company's knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which the Company is maintaining reserves in accordance with GAAP in its financial statements which are in all material respects adequate for their payment, except, in each instance, to the extent that the failure to do so would not and is not reasonably likely to have a Material Adverse Effect. No Tax Return of the Company is currently being audited by any taxing authority except as would not and is not reasonably likely to have a Material Adverse Effect. No material tax claim has become a lien on any assets of the Company or any subsidiary thereof and has not, except as would not and is not reasonably likely to have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

         13. Registration Statement. At the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information suppled by COL or any Holder which is contained in, or furnished in connection with the preparation of the Registration Statement.